Exhibit 5.1

July 24, 2020

Carpenter Technology Corporation 1735 Market Street, 15th Floor Philadelphia, Pennsylvania 19103

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to Carpenter Technology Corporation, a Delaware corporation (the “Issuer”), in connection with the offer and sale of $400,000,000 aggregate principal amount of its 6.375% Senior Notes due 2028 (the “Notes”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-239766) (the “Registration Statement”), filed on July 9, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Notes will be issued and sold pursuant to an Underwriting Agreement, dated July 10, 2020 (the “Underwriting Agreement”), by and among the Issuer and BofA Securities, Inc., as representative of the several underwriters listed on Schedule 1 thereto (the “Underwriters”). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with our representation of the Issuer, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.        The Registration Statement, including the related form of prospectus included therein, and the prospectus supplement for the offer and sale of the Notes in the forms in which they were transmitted to the Commission under the Act;

2.        The global note evidencing the Notes;

3.        The Restated Certificate of Incorporation of the Issuer, certified as of a recent date by the Office of the Secretary of State of the State of Delaware;

4.        The By-Laws of the Issuer as amended through the date hereof, certified as of a recent date by an officer of the Issuer;

5.        The Underwriting Agreement;

6.        The Indenture, dated as of January 12, 1994, by and between the Issuer and U.S. Bank National Association as successor trustee (the “Trustee”), the First Supplemental Indenture, dated as of May 22, 2003, the Second Supplemental Indenture, dated as of June 30, 2011, the Third Supplemental Indenture, dated as of February 26, 2013 and the Fourth Supplemental Indenture dated as of July 24, 2020 (collectively, the “Indenture”);

7.        A certificate of the Office of the Secretary of the State of Delaware as to the good standing of the Issuer, dated as of a recent date;

8.       Certain resolutions of the board of directors of the Issuer; and

9.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and others.

In expressing the opinion set forth below, we have assumed the following:

1.        The Indenture pursuant to which the Notes are to be issued, executed, delivered and sold has been duly authorized, executed and delivered by the Trustee;

2.        The Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and will be in compliance, generally and with respect to acting as a trustee, under the Indenture and all applicable laws and regulations; and

3.        The Notes will be duly authenticated or delivered by the Trustee against payment by the Underwriters at the agreed-upon consideration.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Notes are duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the Underwriting Agreement and the Indenture, will constitute valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

In addition to the other qualifications, exceptions and limitations set forth in this opinion letter, our opinion expressed above is also subject to the effect of: (a) bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

The foregoing opinion is limited to the substantive laws of the State of New York and the State of Delaware, and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of New York and the State of Delaware. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is being furnished to you for your submission to the Commission as an exhibit to the report on Form 8-K (the “Form 8-K”) filed by the Issuer with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of this firm’s name therein and under the section “Legal Matters” in the related prospectus supplement and the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP